(h)(1)(i)

February 28, 2011

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Administration Agreement dated April 1, 2002, as amended and restated on December 31, 2008 between ING Variable Portfolios, Inc. and ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Australia Index Portfolio, a newly established series of ING Variable Portfolios, Inc. (the “Portfolio”), effective on or about February 28, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fee indicated for the Portfolio, is attached hereto.

The Amended Schedule A has also been updated to reflect: 1) the name changes of ING Dow Jones Euro STOXX 50 Index Portfolio to ING Euro STOXX 50® Index Portfolio, ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio, and ING Nasdaq 100 Index Portfolio to ING NASDAQ 100 Index® Portfolio; and 2) the removal of ING Opportunistic LargeCap Growth Portfolio, ING Opportunistic LargeCap Portfolio, ING Russell™ Global Large Cap Index 75% Portfolio, and ING U.S. Government Money Market Portfolio because these series recently merged into other funds, liquidated or dissolved.

Please signify your acceptance to act as Administrator under the Agreement with respect to the Portfolio.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

ADMINISTRATION AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

And

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
	(as a percentage of managed assets	)

ING Australia Index Portfolio	0.10%

ING BlackRock Science and Technology Opportunities Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Euro STOXX 50® Index Portfolio	0.10%

ING FTSE 100 Index® Portfolio	0.10%

ING Hang Seng Index Portfolio	0.10%

ING Index Plus LargeCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Index Plus MidCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Index Plus SmallCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING International Index Portfolio	0.10%

ING Japan TOPIX Index® Portfolio	0.10%

ING NASDAQ 100 Index® Portfolio	0.10%

ING RussellTM Large Cap Growth Index Portfolio	0.10%

ING RussellTM Large Cap Value Index Portfolio	0.10%

ING RussellTM Mid Cap Growth Index Portfolio	0.10%

ING Russell™ Large Cap Index Portfolio	0.10%

Series	Administrative Services Fee
	(as a percentage of managed assets	)

ING Russell™ Mid Cap Index Portfolio	0.10%

ING Russell™ Small Cap Index Portfolio	0.10%

ING Small Company Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING U.S. Bond Index Portfolio	0.10%

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	0.10%